EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                                       THREE MONTHS ENDED             SIX MONTHS ENDED
                                                  ----------------------------  ----------------------------
                                                  SEPTEMBER 30,   OCTOBER 1,    SEPTEMBER 30,   OCTOBER 1,
                                                      1996           1995           1996           1995
                                                  ----------------------------  ----------------------------
                                                  (in thousands of dollars, except per share amounts)
Net income                                           $ 6,786        $ 3,377        $26,410        $19,434

Weighted average number of shares outstanding         25,120         24,726         25,088         24,684

Dilutive effect of outstanding options                   307            221            384            126
                                                     -------        -------        -------        -------

Weighted average number of shares and
equivalent shares outstanding                         25,427         24,948         25,472         24,810
                                                     -------        -------        -------        -------
Earnings per share                                     $0.27          $0.14          $1.04          $0.78
                                                     =======        =======        =======        =======




                                       13